Exhibit 99.1

CARRIZO OIL & GAS, INC.                 News

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000
CARRIZO OIL & GAS, INC. ANNOUNCES APPOINTMENT OF ROBERT F. FULTON TO BOARD OF DIRECTORS
HOUSTON, November 30, 2012 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the appointment of Robert F. Fulton to its Board of Directors, effective immediately.
Mr. Fulton, age 61, an independent director, will also serve on the Compensation Committee and the Nominating and Corporate Governance Committee. His appointment increases the size of the Carrizo Board to seven members.
Mr. Fulton has served as a director of Basic Energy Services since 2001. He served as President and Chief Executive Officer of Frontier Drilling ASA, an offshore oil and gas drilling and production contractor, from September 2002 through July 2010. From December 2001 to August 2002, Mr. Fulton managed personal investments. Prior to December 2001, Mr. Fulton spent most of his business career in the energy service and contract drilling industry. He served as Executive Vice President and Chief Financial Officer of Merlin Offshore Holdings, Inc. from August 1999 until November 2001. From 1998 to June 1999, Mr. Fulton served as Executive Vice President of Finance for R&B Falcon Corporation, during which time he closed the merger of Falcon Drilling Company with Reading & Bates Corporation to create R&B Falcon Corporation and then the merger of R&B Falcon Corporation with Cliffs Drilling Company. He graduated with a B.S. degree in Accountancy from the University of Illinois and an M.B.A. in finance from Northwestern University.
Carrizo President and CEO, S. P. "Chip" Johnson, IV commented, “We are very pleased to welcome Mr. Fulton to our Board of Directors. He has extensive energy industry experience and a wealth of understanding of financial matters that should further bolster our Board's guidance and council. He will be of immense value to Carrizo as we continue to develop our assets and grow the Company into the future.”
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas primarily in the United States and United Kingdom. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, the Barnett Shale in North Texas, and the Marcellus Shale in Pennsylvania, New York and West Virginia.

Statements in this news release that are not historical facts, including but not limited to those related to the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include market and other conditions, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in Carrizo's Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission.